Exhibit 4.2
COVENTRY HEALTH CARE, INC.
OFFICERS’ CERTIFICATE PURSUANT TO THE INDENTURE
August 27, 2007
     Reference is made to the Indenture (the “Indenture”), dated as of March 20, 2007, among Coventry Health Care, Inc., a Delaware corporation (the “Company”), and The Bank of New York, as supplemented by the First Supplemental Indenture, dated as of August 27, 2007, among the Company and Union Bank of California, N.A., as trustee (the “Trustee”), in connection with the issuance of $400,000,000 of the Company’s 6.30% Senior Notes due 2014 (the “Notes”). Unless otherwise defined herein, capitalized terms used in this certificate have the meaning assigned to them in the Indenture. This certificate is issued pursuant to Section 301 of the Indenture.
     We, Dale B. Wolf and Shawn M. Guertin, the duly appointed Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer, respectively, of the Company, HEREBY CERTIFY that:
        1. We have read the provisions of the Indenture setting forth conditions precedent to authentication and delivery by the Trustee of the Securities and all definitions in the Indenture relating thereto;
        2. We have examined (i) the resolutions of the Board of Directors of the Company (the “Board”) adopted July 30, 2007; (ii) such agreements, certificates of public officials and certificates of officers or other representatives of the Company; and (iii) such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions hereinafter expressed;
        3. In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the conditions referred to above have been complied with;
        4. We are of the opinion that the conditions to be satisfied by the Company as set forth in the Indenture relating to the authentication and delivery of the Securities have been complied with; and
        5. Pursuant to Section 301 of the Indenture, the terms and conditions of the Notes are established and approved to be the following:
     a. Title:
“6.30% Senior Notes due 2014”.

     b. Aggregate Principal Amount:
The Notes are not limited as to the aggregate principal amount of such series that the Company may issue. The Notes have an aggregate original principal amount of $400,000,000. The Company may create and issue additional securities having the same terms and conditions as the Notes in all respects, except for issue date, issue price and, if applicable, the first payment of interest on such additional securities. Additional securities issued in this manner will be consolidated with and will form a single series with the Notes.
     c. Form of Security:
The Notes will be issued in global form, with the form of the Note attached hereto as Exhibit A.
     d. Principal Repayment Date:
August 15, 2014.
     e. Interest:
Interest shall be paid at the rate of 6.30% per annum. Interest shall accrue from August 27, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year, commencing February 15, 2008. The Regular Record Dates shall be February 1 and August 1.
     f. Place of Payment of Interest and Principal:
The Corporate Trust Office of the Trustee.
     g. Redemption Provisions:
The redemption provisions of Article 11 of the Indenture, including, without limitation, Section 1108(b), are applicable to the Notes, with the number of basis points to be added to the Treasury Yield in determining the discount rate in Section 1108(b) equal to 25 basis points.
     h. Sinking Fund Obligations:
The Notes shall not contain any Sinking Fund provisions and Article 12 of the Indenture is inapplicable to the Notes.
     i. Denominations:
$2,000 and integral multiples of $1,000 in excess thereof.
     j. Additional Principal Payable Upon an Event of Default:

Not applicable.
     k. Inapplicability of, or Additional, Events of Default:
Not applicable.
     l. Trustee Other than The Bank of New York:
Union Bank of California, N.A., with its Corporate Trust Office located at:
551 Madison Ave., 11th Floor
New York, NY 10022
Attn: Corporate Trust Department
     m. Payment of Principal and Interest in Non-U.S. Dollar Currencies:
Not applicable.
     n. Payment of Principal and Interest in Non-U.S. Dollar Currencies at Election of the Company:
Not applicable.
     o. Currency Determination Agent:
Not applicable.
     p. Satisfaction and Discharge Provisions Other Than as Set Forth in the Indenture:
Not applicable.
     q. Date of Global Securities if Other Than Original Issuance Date:
Not applicable.
     r. Guarantees:
Not applicable.
     s. Other Terms:
The definition of Independent Investment Banker contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“Independent Investment Banker” means either Goldman, Sachs & Co., J.P. Morgan Securities Inc. or Citigroup Global Markets Inc., as selected by us or, if both such firms are unwilling or unable to select the applicable

Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.
The definition of Reference Treasury Dealer contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“Reference Treasury Dealer” means Goldman, Sachs & Co., Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. and their respective successors and at least two other primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.
For purposes of Section 1108 of the Indenture, the Company shall calculate the redemption price in accordance with the terms and provisions of the Indenture.

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first written above.

By:	/s/ Dale B. Wolf
	Name:	Dale B. Wolf
	Title:	Chief Executive Officer

By:	/s/ Shawn M. Guertin
	Name:	Shawn M. Guertin
	Title:	Executive Vice President, Chief Financial Officer and Treasurer